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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                             SCM MICROSYSTEMS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   784018 10 3
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 5 Pages

-------------------------                              -------------------------
CUSIP NO. 784018 10 3               13G                PAGE   2   OF   5   PAGES
-------------------------                              -------------------------

  (1)     NAMES OF REPORTING PERSON                          BERND MEIER
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  N/A
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         N/A
                                                                    (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          GERMAN
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    255,239
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     61,064
    EACH
  REPORTING
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               255,239
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               61,064
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          316,303
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.25%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT





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CUSIP No. 784018 10 3                                         Page 3 of 5 Pages
         ------------


ITEM 1.
   (a)   Name of Issuer                                   SCM MICROSYSTEMS, INC.

   (b)   Address of Issuer's Principal Executive Offices  131 ALBRIGHT WAY
                                                          LOS ALTOS, CA  95032

ITEM 2.
   (a)   Name of Person Filing                            BERND MEIER

   (b)   Address of Principal Business Office             SCM MICROSYSTEMS GMBH
                                                          LUITPOLDSTRASSE 6
                                                          D-85276 PFAFFENHOFEN
                                                          GERMANY

   (c)   Citizenship                                      GERMAN

   (d)   Title of Class of Securities                     COMMON STOCK

   (e)   CUSIP Number                                     N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

   (a)   [ ] Broker or Dealer registered under Section 15 of the Act

   (b)   [ ] Bank as defined in section 3(a)(6) of the Act

   (c)   [ ] Insurance Company as defined in section 3(a)(19) of the Act

   (d) [ ] Investment Company registered under section 8 of the Investment Company Act

   (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

   (g)   [ ] Parent Holding Company, in accordance with
             Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

   (h)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


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CUSIP No. 784018 10 3                                         Page 4 of 5 Pages
         ------------


ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned                   316,303

        (b) Percent of Class                              2.25%

        (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote                 255,239

            (ii)shared power to vote or to direct the vote               61,064*

            (iii)sole power to dispose or direct the disposition of     255,239

            (iv)shared power to dispose or direct the disposition of     61,064*

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY.                                                    N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP           N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP                                      N/A


* Includes 61,064 shares held pursuant to a voting trust agreement with Nicholas Efthymiou.

CUSIP No. 784018 10 3                                         Page 5 of 5 Pages
         ------------

ITEM 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 16, 1999
                                          --------------------------------------
                                                           Date


                                                   /s/   BERND MEIER
                                          --------------------------------------
                                                        Signature


                                          Bernd Meier, Chief Operations Officer
                                          --------------------------------------
                                                         Name/Title